UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Alliance One International

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ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 12, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Alliance One International, Inc. (the “Company”), to be held at the Raleigh Marriott City Center, University Ballrooms A & B, 500 Fayetteville Street, Raleigh, North Carolina, on Thursday, August 12, 2010 at 10:00 a.m. to:

(a)	elect three directors for a three-year term expiring in 2013; and

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2011;

(c)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 11, 2010 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2010.

By Order of the Board of Directors

Henry C. Babb
Secretary

July 13, 2010

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 12, 2010

The Proxy Statement and Annual Report are available on the internet at:

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25603

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 6, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

1.	When and how was Alliance One International, Inc., formed?

On May 13, 2005, we completed the merger (the “Merger”) of Standard Commercial Corporation (“Standard Commercial”) with and into DIMON Incorporated (“DIMON”). Immediately following the Merger, DIMON changed its name to Alliance One International, Inc. (“Alliance One” or the “Company”).

2.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 12, 2010, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

3.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. If necessary, the Company may engage the services of a proxy solicitor and would also bear the cost of such firm’s services and out-of-pocket expenses.

4.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 11, 2010, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 89,118,503 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

5.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

6.	How do I vote my shares?

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you may vote your shares: (i) by returning a properly executed proxy card in the envelope provided; or (ii) in person at the Annual Meeting.

If you hold your shares in street name, you may vote: (i) via the internet, by telephone or by returning by mail a properly executed proxy card, depending upon the method(s) made available by your bank or broker; or (ii) in person at the Annual Meeting; however, to vote in person at the Annual Meeting you must contact your bank or broker and obtain a legal proxy to bring to the Annual Meeting.

7.	Will my shares be voted if I do not return my proxy card or instruction form?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted in the election of directors unless (i) your proxy card is signed and returned, or (ii) you attend the Annual Meeting and vote in person.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees is not considered “routine” under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide appropriate instructions to your brokerage firm with respect to your vote in the election of directors.

8.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

9.	Can I change my vote after returning my proxy card or instruction form?

If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the Annual Meeting, delivering another later dated proxy, or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must follow the instructions provided by your bank or broker, or contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

10.	How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum is a majority of the issued and outstanding shares of Alliance One common stock as of June 11, 2010, either held by registered shareholders present in person at the meeting, or represented by proxy at the meeting. Abstentions, withheld votes and shares held by a broker or bank on behalf of their customers that are voted on any matter are counted for purposes of establishing a quorum at the meeting.

If a quorum is not present, the meeting may be adjourned from time to time by the vote of a majority of the shares present without notice other than announcement at the meeting.

11.	What items of business will be conducted at the meeting?

•	The election of three members to the Board of Directors to serve until the 2013 annual meeting, or until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2011.

•	Any other business properly brought before the meeting.

12.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine within 90 days after the certification of the shareholder vote whether to accept the resignation.

13.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions and broker non-votes will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

14.	What if I do not specify how I want my shares voted?

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” the election of all director nominees, “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors, and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

15.	What if a nominee for director becomes unavailable for election?

In the event that any nominee becomes unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, shares represented by proxy will be voted for the substitute nominee.

16.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

17.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to attend the 2010 Annual Meeting.

18.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation, Finance, and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2011 Annual Meeting” and “Shareholder Proposals - 2011 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•

A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•

A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•

A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

Alliance One’s Chief Executive Officer (“CEO”) also holds the position of Chairman of the Board. The Board believes that the unified position of Chairman and CEO serves the Company well because the CEO’s expertise and proximity to the daily affairs of the Company enhances the Board’s oversight function and facilitates open and timely communication between the Board and management. Alliance One’s Chairman and CEO is not a member of any standing Board committee other than the Executive Committee.

The Governance and Nominating Committee annually recommends a Lead Independent Director for approval by the Board. The role of the Lead Independent Director is to preside at executive sessions of the non-management directors, act as the liaison between the non-management directors and the Chairman/CEO, and consult with the Chairman/CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of independent directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s Risk Management Committee, comprised of senior management, actively oversees the processes by which risk assessment and risk management are undertaken.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2011 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and residence address of the notifying shareholders; and

•	the number of shares owned by the notifying shareholder.

To be received in accordance with the Company’s Bylaws, nominations for the 2011 Annual Meeting must be received not earlier than May 29, 2011 nor later than June 23, 2011. The Secretary of the Corporation will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2011 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 15, 2011 and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the Annual Meeting by a shareholder, the proposal must be submitted in writing by May 14, 2011. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder; and

•	any material interest the shareholder has in such business.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will consist of ten directors, divided into three classes as nearly equal in number as possible. Each class of directors serves for three years and one class is elected at each annual meeting. The three directors nominated for election at the 2010 annual meeting to serve three-year terms are Mr. Robert E. Harrison, Mr. B. Clyde Preslar and Mr. Norman A. Scher.

The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved each of the nominees for election to the Board of Directors. Each nominee is currently a director of Alliance One; and, with the exception of Mr. Harrison who is an employee of the Company, each nominee has been determined by the Board to be independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the Company’s directors and nominees:

Class I

Nominees for the Term Expiring in 2013

Robert E. Harrison – Age 56, Director since 2005

Chairman of the Board of Directors of Alliance One since August 16, 2008. President and Chief Executive Officer of Alliance One since January 1, 2007. President and Chief Operating Officer of Alliance One from May 13, 2005 to December 31, 2006. President and Chief Executive Officer of Standard Commercial from August 1996, and Chairman of its Board of Directors from August 2003 to May 13, 2005.

B. Clyde Preslar – Age 56, Director since 2005

Senior Vice President and Chief Financial Officer of RailAmerica, Inc., a leading short line and regional rail service provider, since May 2008. Private consultant December 2006 to April 2008. Executive Vice President and Chief Financial Officer of Cott Corporation, a manufacturer of non-alcoholic beverage products, from August 2005 to December 2006. Vice President, Secretary and Chief Financial Officer of Lance, Inc., a manufacturer, marketer and distributor of snack food products, from February 2002 to August 2005, and Vice President and Chief Financial Officer of Lance from April 1996 to February 2002. Mr. Preslar does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Forward Air Corporation.

Norman A. Scher – Age 72, Director since 1995

Vice Chairman of the Board of Directors of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since March 2006. President and Chief Executive Officer of Tredegar from September 2001 through February 2006. Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001. Mr. Scher currently serves on the board of directors of Tredegar Corporation.

Class II

Directors with Term Expiring in 2011

C. Richard Green, Jr. – Age 66, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002. Mr. Green does not currently serve on the board of directors of any other public company, but within the last five years served as a director of ITC Limited.

Nigel G. Howard – Age 64, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 to present, and Non-Executive Director of Zotefoams from January 2006 to December 2006. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005. Mr. Howard currently serves on the board of directors of Zotefoams PLC.

Joseph L. Lanier, Jr. – Age 78, Director since 1995

Retired since August 2006. Chairman of the Board of Dan River, Inc., a textile manufacturer, from November 1989 to August 2006. Chief Executive Officer of Dan River, Inc. from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003. Mr. Lanier currently serves on the board of directors of Flowers Foods, Inc., and Torchmark Corporation.

William S. Sheridan – Age 56, Director since 2005

Executive Vice President and Chief Financial Officer of Sotheby’s, an auctioneer of fine art and antiques, since 1996. Prior thereto, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche.

Class III

Directors with Term Expiring in 2012

John M. Hines – Age 70, Director since 1995

Private investor and consultant since 1996. Consultant to DIMON from July 1996 to June 1998. Executive Vice President of DIMON from April 1995 to June 1996.

Mark W. Kehaya – Age 42, Director since 2005

Partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. President, Chief Executive Officer and Chief Operating Officer of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001. Employed by Standard Commercial beginning in April 1993, serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia, until March 2000.

Martin R. Wade, III – Age 61, Director since 2001

President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the game development and telecommunications businesses, since September 2006, and Chief Executive Officer of International Microcomputer Software Inc., since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000. Mr. Wade currently serves on the board of directors of Broadcaster, Inc., and within the last five years has been a director of Advaxis, Inc., Command Security Corporation and Nexmed, Inc.

Director Qualifications

The Company’s Corporate Governance Guidelines require that our directors have diverse professional backgrounds, combine a broad spectrum of experience and expertise and possess a reputation for the highest personal and professional ethics, integrity and values. The Governance and Nominating Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward, and considers factors including experience in areas relevant to the strategy and operations of the Company’s businesses, particularly the tobacco industry, the ability to actively participate in and contribute to the deliberations of the Board, international business experience, the capacity and desire to represent the balanced, best interest of the shareholders, the ability to exercise independent judgment and decision making, the time available to devote to the responsibilities of a director and, as added to our Corporate Governance Guidelines in March 2010, the Board’s diversity of background, personal and professional experience, gender and ethnicity. Determination of whether an individual meets these qualifications is made in the business judgment of the Board.

In addition, the Company’s Corporate Governance Guidelines provide that individuals not be nominated for election to the Board after their 75th birthday. In 2008, upon the recommendation of the Governance and Nominating Committee, the Board of Directors approved the waiver of such guideline with regard to the nomination of Mr. Joseph L. Lanier, Jr. for reelection to the Board at the 2008 annual meeting of shareholders. Mr. Lanier abstained from participating in either the recommendation or approval of the waiver of such guideline.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company. It is the Company’s policy to have a majority of directors qualify as “Independent” under the listing requirements of the New York Stock Exchange and the Company’s own Corporate Governance Guidelines. The Governance and Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

Each of the nominees for election as a director at the Annual Meeting of Shareholders and each of the Company’s current directors hold or has held senior executive positions in large, complex organizations. In these positions they have also gained experience in core management skills such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

Several of our directors have direct experience in the tobacco industry in addition to their service as a director of our Company or one of its corporate predecessors. Mr. Hines has served as an Executive Vice President of, and a consultant to one of our corporate predecessors, as well as serving as a consultant to other businesses. Mr. Kehaya served in various management capacities for one of our corporate predecessors, including managing a tobacco processing facility in St. Petersburg, Russia; and has financial experience as a partner at Meriturn Partners, LLC and operating experience as Chief Executive Officer and Chief Operating Officer of Eturn Communications. Mr. Harrison has served in executive positions with our Company and one of its corporate predecessors for many years, including more than three years as our Company’s Chief Executive Officer and approximately nine years as the Chief Executive Officer of one of our corporate predecessors. Mr. Green has significant management experience in the tobacco industry, having served for many years as an executive of British American Tobacco and as a director of ITC Limited (India).

Other directors have considerable managerial and other experience as executives in a broad range of industries. Mr. Wade has substantial managerial and operating experience as Chief Executive Officer of several firms and financial experience as a managing director of Prudential Securities. Mr. Scher has a depth of managerial, operational and financial experience from his service in various executive capacities with Tredegar Corporation, including five years as its Chief Executive Officer and the prior twelve years as its Chief Financial Officer. Mr. Howard has significant managerial and international business experience as an executive of Morgan Crucible Company PLC and Assam Carbon Products, Ltd., India. Mr. Lanier has extensive managerial, operational and financial experience, including serving for over 15 years as Chairman and Chief Executive Officer of Dan River, Inc.

In addition, the current experience of two of our directors offers the Board large-company accounting and financial expertise. Mr. Preslar has extensive managerial, financial and accounting experience gained during his tenures as chief financial officer of RailAmerica, Inc., Cott Corporation, Lance, Inc. and Black and Decker, Inc. Similarly, Mr. Sheridan has considerable managerial, accounting, financial and international experience as Executive Vice President and Chief Financial Officer of Sotheby’s and, previously, as a partner of Deloitte & Touche.

The Governance and Nominating Committee and the Board believe that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. Consideration of the specific experiences, qualifications and skills of the directors as listed above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and current directors should serve as a director of the Company.

Board Diversity

Historically, the Board has implemented and assessed the effectiveness of its guideline to achieve diversity in professional backgrounds by reviewing and evaluating information detailing the positions held by incumbent directors and proposed director candidates, as well as the industries in which they work or had worked in the past. In March 2010 the Board amended its Corporate Governance Guidelines to provide that diversity of gender and ethnicity are factors that the Governance and Nominating Committee may consider in recommending nominees for election to the Board. These factors were considered by the Governance and Nominating Committee in making its recommendation that each of Robert E. Harrison, B. Clyde Preslar and Norman A. Scher be nominated for re-election to the Board. By adding these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors will have the most impact in the evaluation of new candidates joining the Board to fill vacancies resulting from retirement, resignation, removal or replacement of directors.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Harrison who is an employee of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation, Finance and Governance and Nominating Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and all members of the Audit Committee also meet the requirements for independence under Section 303A.07 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2010 by, each committee of the Board:

Name	Audit	Executive	Executive Compensation	Finance	Governance and Nominating
Mr. Green	X	X
Mr. Harrison		X
Mr. Hines				X	X
Mr. Howard			X
Mr. Kehaya				X*
Mr. Lanier			X		X*
Mr. Preslar	X*
Mr. Scher			X*
Mr. Sheridan		X*			X
Mr. Wade	X			X
FY 2010 Meetings	6	1	7	7	5

*	Chair

The Audit Committee currently consists of Mr. Preslar (Chairman), Mr. Green and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Sheridan (Chairman), Mr. Green and Mr. Harrison. This Committee meets on call and has the authority to act in behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Scher (Chairman), Mr. Howard and Mr. Lanier. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Finance Committee currently consists of Mr. Kehaya (Chairman), Mr. Hines and Mr. Wade. This Committee’s principal responsibility is to assist the Board with regard to the Company’s financial policies and practices.

The Governance and Nominating Committee currently consists of Mr. Lanier (Chairman), Mr. Hines and Mr. Sheridan. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2010, Mr. Sheridan served as Lead Independent Director. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2010, there were six meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served. All ten directors then in office attended the 2009 annual meeting.

Compensation of Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. The following table represents the fiscal year 2010 compensation for all directors other than Mr. Harrison, whose compensation as Chief Executive Officer is disclosed herein under the section entitled “Executive Compensation Tables.”

Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards $ (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total $

C. Richard Green	$67,333	$51,120	$0	$118,453

John M. Hines	$69,333	$51,120	$0	$120,453

Nigel G. Howard	$64,350	$51,120	$0	$115,470

Mark W. Kehaya	$65,500	$51,120	$0	$116,620

Joseph L. Lanier, Jr.	$73,000	$51,120	$0	$124,120

B. Clyde Preslar	$70,500	$51,120	$0	$121,620

Norman A. Scher	$69,500	$51,120	$0	$120,620

William S. Sheridan	$70,000	$51,120	$0	$121,120

Martin R. Wade, III	$76,833	$51,120	$0	$127,953

(1)

Non-employee directors (directors who are neither employees nor paid consultants of the Company) receive an annual cash retainer paid in quarterly installments. During the period April 1, 2009 through July 31, 2009, such retainer payments were based on the following schedule:

Type of Service	Annual Retainer
Board Member		$33,000
Audit Committee Chair	+$	7,500
Executive Compensation Chair	+$	5,000
Executive Committee Chair	+$	2,500
Finance Committee Chair	+$	2,500
Governance & Nominating Committee Chair	+$	2,500
Lead Independent Director	+$	10,000

During the period April 1, 2009 through August 6, 2009, non-employee directors also received a fee of $1500 for each board meeting attended in person or by phone, and $1500 for each committee meeting attended in person or by phone.

Upon the recommendation of the Governance and Nominating Committee, the Board of Directors approved the following revised annual retainer schedule, effective August 1, 2009:

Type of Service	Annual Retainer
Board Member		$50,000
Audit Committee Chair	+$	10,000
Executive Compensation Chair	+$	7,500
Executive Committee Chair	+$	5,000
Finance Committee Chair	+$	5,000
Governance & Nominating Committee Chair	+$	5,000
Audit Committee Member	+$	12,000
Executive Compensation Committee Member	+$	12,000
Executive Committee Member	+$	3,000
Finance Committee Member	+$	7,500
Governance & Nominating Committee Member	+$	7,500
Lead Independent Director	+$	10,000

(2)

Pursuant to the Incentive Plan approved by shareholders on August 16, 2007 (the “2007 Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. On June 18, 2009, pursuant to the 2007 Incentive Plan and upon approval by the Board, each non-employee director was awarded 12,000 shares of restricted stock. The restricted stock has a vesting date of one year from the date of grant. The values shown for the restricted stock reflect the grant date fair value calculated in accordance with SFAS 123R associated with these restricted shares on the date of grant.

Other Agreements and Business Relationships

Mr. Hines had an employment agreement with the Company prior to his retirement, effective July 1, 1996. Under his employment agreement, as amended, Mr. Hines is entitled to receive annual payments of $120,000 through October 31, 2011.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of April 30, 2010, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On April 30, 2010, there were 89,116,628 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)		Number of Shares Beneficially Owned(1) (2)	Percent of Class (1) (2)
Henry C. Babb	125,725	0		125,725	*
J. Henry Denny	110,096	0		110,096	*
C. Richard Green, Jr.	16,500	33,500		50,000	*
Robert E. Harrison	590,780	0		590,780	*
John M. Hines	26,609	32,000		58,609	*
Nigel G. Howard	40,716	0		40,716	*
Mark W. Kehaya	1,089,309	2,836,273	(3)	3,925,582	4.40%
Joseph L. Lanier, Jr.	73,974	0		73,974	*
Michael K. McDaniel	121,079	0		121,079	*
William D. Pappas	96,177	0		96,177	*
B. Clyde Preslar	78,237	0		78,237	*
Norman A. Scher	72,463	0		72,463	*
Robert A. Sheets	34,973	0		34,973	*
William S. Sheridan	89,790	0		89,790	*
J. Pieter Sikkel	69,410	0		69,410	*
Martin R. Wade, III	65,700	0		65,700	*

Executive Officers, Directors and Nominees For Director as a Group (includes 16 people total)	2,701,538	2,901,773		5,603,311	6.29%

*	Less than 1%.
(1)

Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of April 30, 2010, as follows: Mr. Babb, 69,750 shares; Mr. Denny, 97,750; Mr. C.R. Green, 4,500 shares; Mr. Harrison, 324,450 shares; Mr. Hines, 14,500 shares; Mr. Howard, 0 shares; Mr. Kehaya, 12,000 shares; Mr. Lanier, 14,500 shares; Mr. McDaniel, 69,750 shares; Mr. Pappas, 72,250 shares; Mr. Preslar, 12,000 shares; Mr. Scher, 19,500 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 12,000 shares; Mr. Sikkel, 48,500 shares; Mr. Wade, 14,500 shares; and the officers, directors and nominees as a group, 785,950 shares.

Also includes restricted shares of common stock held as of April 30, 2010, as follows: Mr. Babb, 5,700 shares; Mr. Denny, 4,800; Mr. C.R. Green, 12,000 shares; Mr. Harrison, 32,300 shares; Mr. Hines, 12,000 shares; Mr. Howard, 12,000 shares; Mr. Kehaya, 12,000 shares; Mr. Lanier, 12,000 shares; Mr. McDaniel, 5,700 shares; Mr. Pappas, 5,700 shares; Mr. Preslar, 12,000 shares; Mr. Scher, 12,000 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 12,000 shares; Mr. Sikkel, 8,400 shares; Mr. Wade, 12,000 shares; and the officers, directors and nominees as a group, 170,600 shares.

The restricted shares awarded to executive officers in fiscal 2008, 2009 and 2010 are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. The restricted shares awarded to non-employee directors remain restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)	Includes 2,819,909 shares as of April 30, 2010, in certain trusts of which Mr. Kehaya is a co-trustee, and with respect to which Wachovia Bank NA, is reported as having shared dispositive power.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
The Baupost Group, L.L.C. (2)	8,800,000	9.87%
SAK Corporation
Seth A. Klarman
10 St. James Avenue, Suite 2000
Bostodn, MA 02116

FMR LLC (3)	8,314,740	9.33%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc. (4)	6,587,676	7.39%
40 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc. (5)	6,076,155	6.82%
100 E. Pratt Street
Baltimore, MD 21202

Pioneer Global Asset Management S.p.A. (6)	5,178,252	5.81%
Galleria San Carlo 6
Milan, Italy

Luxor Capital Partners, LP, et al. (7)	4,791,227	5.38%
767 Fifth Avenue, 19th Floor
New York, NY 10153

(1)

All percentages are based on 89,116,628 shares of Alliance One common stock outstanding on April 30, 2010, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

(2)

Based solely on a Schedule 13GA filed on February 12, 2010, reporting information as of December 31, 2009, that indicates that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman are the beneficial owners of 8,800,000 shares, and have shared voting power over 8,800,000 shares and shared dispositive power over 8,800,000 shares.

(3)

Based solely on a Schedule 13G jointly filed by FMR LLC and its chairman, Edward C. Johnson 3rd, on April 16, 2010, reporting information as of December 31, 2009, such persons were beneficial owners of 8,314,740 shares, over which each such person reported sole dispositive power and with respect to 7,500,800 shares of which FMR LLC reported sole voting power.

(4)

Based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010, reporting information as of December 31, 2009, such person beneficially owned 6,587,676 shares, having sole voting power and sole dispositive power over all such shares.

(5)

Based solely on a Schedule 13G/A filed on February 12, 2010, reporting information as of December 31, 2009, that indicates that T. Rowe Price Associates, Inc., is the beneficial owner of 6,076,155 shares and has sole voting power over 1,998,413 shares and sole dispositive power over 6,076,155 shares.

(6)

Based solely on a Schedule 13G jointly filed by Pioneer Global Asset Management S.p.A. and its direct subsidiary, Pioneer Investment Management, Inc., on February 16, 2010, reporting information as of December 31, 2009, that indicates that each such entity has shared voting and dispositive power over such shares which are owned by collective investment vehicles advised by Pioneer Investment Management, Inc. it its capacity as investment adviser.

(7)

Based solely on a Schedule 13G filed by Luxor Capital Partners, LP, Luxor Spectrum, LLC, Luxor Wavefront, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd., Luxor Spectrum Offshore Master Fund, LP, Luxor Spectrum Offshore, Ltd., Luxor Capital Group, LP, Luxor Management, LLC,

LCG Holdings, LLC, and Christian Leone on January 15, 2010, reporting information as of December 31, 2009, that indicates that each of Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone beneficially owns 4,791,227 shares (including 2,187,748 shares under convertible notes), over which each shares dispositive and voting power, LCG Holdings, LLC beneficially owns 4,734,679 shares (including 2,141,408 shares under convertible notes), over which it shares dispositive and voting power, each of Luxor Spectrum Offshore Master Fund, LP and Luxor Spectrum Offshore, Ltd. beneficially owns 442,176 shares (including 145,585 shares under convertible notes), over which each shares dispositive and voting power, each of Luxor Capital Partners Offshore Master Fund, LP and Luxor Capital Partners Offshore, Ltd. beneficially owns 2,277,752 shares (including 1,214,399 under convertible notes), over which each shares dispositive and voting power, Luxor Wavefront, LP beneficially owns 567,574 shares, over which it shares dispositive and voting power, Luxor Spectrum, LLC beneficially owns 52,093 shares (including 21,679 shares under convertible notes), over which it shares dispositive and voting power, and Luxor Capital Partners, LP beneficially owns 1,395,084 shares (including 759,745 shares under convertible notes), over which it shares dispositive and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2010, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. Green and Wade. The Board has determined that each of the Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Sections 303A.02 and 303A.07 of the Listed Company Manual. The Committee met six times during fiscal year 2010.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. Preslar meets the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 401(h) of Regulation S-K. As stated above, Mr. Preslar has been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2010 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman

C. Richard Green, Jr.

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2010 and March 31, 2009; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2011.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2009 and March 31, 2010:

	FY 2009	FY 2010
Audit Fees(1)	$4,522,111	$4,018,674
Audit-Related Fees(2)	37,628	460,842
Tax Fees(3)	62,153	30,856
All Other Fees(4)	340,886	110,549
Total	$4,962,778	$4,620,920

(1)

Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2)

Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, consultation regarding financial accounting and reporting standards, and services provided in conjunction with the Merger.

(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)

All Other Fees. Amounts paid to Deloitte & Touche during fiscal year 2009 and fiscal year 2010 relate to consulting services rendered on internal controls issues in connection with the Company’s implementation of SAP. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2010 and 2009 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2011, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Alliance One is principally engaged in the intensely competitive, cyclical and challenging business of purchasing, processing, storing and selling leaf tobacco in the United States, Africa, Europe, South America and Asia, which involves a significant degree of global complexity and risk. In such an environment the Company believes that the experience and continuity of the executive leadership team is critical to its success. This Compensation Discussion and Analysis describes Alliance One’s fiscal year 2010 executive compensation program.

Compensation Philosophy and Core Principles

The Company believes that its ability to attract, motivate and retain senior executives is significantly influenced by the quality and competitiveness of our compensation and benefits programs. The primary objectives of Alliance One’s compensation and benefit programs are:

•	to enhance the recruitment and retention of executive talent;

•	to support a pay-for-performance culture which encourages and rewards the achievement of Company and individual objectives; and

•	to reinforce Alliance One’s commitment to enhance long-term shareholder value.

The Company seeks to accomplish such objectives while maintaining a cost-effective structure that is aligned with the interests of its shareholders. To meet these objectives the compensation programs must be competitive and reflect an appropriate balance of performance-based versus fixed and cash versus equity compensation. The Executive Compensation Committee (the “Committee”) of the Board of Directors regularly reviews the compensation programs based on strategy and the market to ensure alignment with the core compensation principles and objectives of the Company. Accordingly, the compensation mix may vary over time and among executives. Overall compensation levels are targeted at the median of competitive practice, but actual pay earned varies based on Company and individual performance.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing and overseeing executive compensation for the CEO and other executive officers. As part of this responsibility, the Committee, along with the other Independent Directors, also evaluates the performance of the CEO and determines the CEO’s compensation based on such performance assessment as well as Alliance One’s compensation philosophy.

Under its charter, the Committee is responsible for selecting and retaining its advisors. For fiscal year 2010, the Committee used Mercer (US) Inc. (“Mercer” or the “Consultant”) as a third-party advisor to provide advice, research and evaluation related to executive compensation. In December 2009 Mercer’s consulting contract expired and the Committee retained the services of Radford, an Aon Consulting company, commencing January 2010, for advice in preparing for fiscal year 2011. Mercer reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. Based on independent data provided by Mercer, as well as individual performance evaluation results, the CEO made recommendations to the Committee for the compensation of all executive officers other than himself. In addition, the CEO and the Senior Vice President of Human Resources provided the Committee with additional market data to gauge overall compensation.

For fiscal year 2010, in determining and assessing the compensation levels and structure, the Committee reviewed and considered market data and information provided by Mercer, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the CEO. Given the limited number of direct competitors for which data is available, the market data provided by Mercer was obtained from independent published compensation surveys as well as from a selected group of peer companies satisfying one or more of the following criteria:

•	Direct competitor;

•	Similar size and operating characteristics to the Company based on market capitalization and revenue;

•	Companies we believe we may compete with for executive officers; and

•	Companies providing services to our customers

For fiscal year 2010, the following nine companies were selected by the Committee for use as the group of peer companies:

The Andersons, Inc.	Rock-Tenn Company	Universal Corporation

Corn Products International, Inc.	Spartan Stores, Inc.	United Natural Foods, Inc.

Nash Finch Company	Schweitzer-Mauduit International, Inc.	Wausau Paper Corp.

Three peer companies from the prior fiscal year were eliminated in the comparator group due to delisting or liquidation. The Committee uses a consistent approach in setting compensation opportunities for all executive officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Overall, the Committee uses the market data as a competitive benchmarking tool, not the absolute guideline, for establishing compensation levels, mixes and pay practices.

Elements of Compensation

The core elements of compensation for the executive officers, including the Named Executive Officers of Alliance One, are described in the following table:

Element	Description	Objective
Base salary (typically 30% - 40% percent of an officer’s target compensation)	Fixed compensation typically set within range of market median	•	Provides base economic security at a level consistent with competitive practices
		•	Reflects role and responsibility of executive
		•	Affected by individual performance, experience, level of responsibility and future potential.

Annual incentives (typically 20% - 25% of an officer’s target compensation)	Variable cash compensation linked to corporate and individual objectives Actual payment based on performance	•	Provides alignment to annual operating strategy through corporate objectives
		•	Aligns with individual performance via individual objectives

Long-term incentives (typically 40% - 50% of an officer’s target compensation)	Long-term equity compensation For fiscal year 2010, compensation provided via performance share units and performance based restricted stock units	•	Provides link to shareholder value creation
		•	Motivates and rewards for financial performance over a sustained period
		•	Holding period fosters retention of key employees

Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	•	Ensure employee health, welfare, and retirement needs
		•	Fosters retirement and savings planning
		•	Provides retirement security

Base Salaries

Base salaries serve as a foundation of Alliance One’s compensation program, as the majority of other compensation elements are generally determined as a percentage of base salary. Base salary levels are targeted to approximate the median salary of those presented in the competitive market data. However, an individual’s actual salary may deviate from the market median based on the Committee’s subjective evaluation of a number of factors, including the role and nature of the job relative to market information as well as the individual’s performance, tenure and qualifications. Base salaries are adjusted periodically (typically in April at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his or her respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company.

For fiscal year 2010, the Committee determined annual base salary increases based on a variety of factors including the Committee’s subjective evaluation of individual performance, the executive’s salary as compared to the median salary of those presented in competitive market data and the executive’s total compensation, including all cash and equity components. For fiscal year 2010, the following salaries were approved for each of the officers listed in our Summary Compensation Table (the “Named Executive Officers”), which are at or below the market median when compared to the median salary of those presented in the competitive market data:

Name	FY2009 Salary	FY2010 Salary	% Increase

Robert E. Harrison	$650,000	$682,500	5.0%

Robert A. Sheets	$310,000	$350,000	12.9%

J. Pieter Sikkel	$300,000	$315,000	5.0%

J. Henry Denny	$245,000	$300,000	22.4%

Henry C. Babb	$300,000	$310,000	3.3%

Hilton Kappaun	$300,000	$315,000	5.0%

The increases in base salary for Messrs. Harrison, Sheets, Sikkel and Babb were primarily made to bring their salaries more in line with market.

Effective July 21, 2009, Mr. Denny was promoted to Executive Vice President – Global Operations. Consistent with our compensation strategy, his salary was determined based on competitive market data provided by Mercer, Mr. Denny’s job responsibilities and the Committee’s subjective assessment of his future potential and value to the Company.

Effective July 20, 2009, Mr. Kappaun separated from the Company.

Incentives

Alliance One places emphasis on performance-driven pay delivered through short- and long-term incentives. At the beginning of fiscal year 2010, the Committee approved financial metrics and incentive payouts that encouraged individual and company performance while aligning with shareholder interests. Below are details describing the Company’s annual and long-term incentive plans.

Annual Incentives

The purpose of the annual incentive plan is to reward the achievement of key corporate financial and strategic objectives that lead to business growth and increased shareholder value, as well as to reward individual performance and leadership. For fiscal year 2010, the Committee adopted the Management Incentive Plan (the “MIP”), pursuant to which executive officers were eligible for cash bonus awards. Annual incentive opportunities under the MIP are targeted at the median of competitive market data and actual awards reflect the achievement of both Company and individual goals. Annual incentives under the MIP are structured to provide for varying target award opportunities expressed as a percentage of annual base salary with the target award opportunity percentage increasing the higher an executive officer’s position is within the Company.

Each year management presents to the Board an operating strategy and financial plan for the year. The Committee, with input from its compensation consultant and management, establishes and approves the MIP’s key performance measures and corporate goals for the year. For fiscal year 2010 the MIP based 80% of each executive’s award opportunity on overall Company performance and 20% on individual performance objectives. Company performance was measured using an equally weighted combination of (a) consolidated earnings before interest and taxes (“EBIT”) after certain adjustments, and (b) a consolidated “economic profit” measure based on earnings less the opportunity cost of the net assets employed in the business and after certain adjustments. The Company believes that these measures closely align with shareholder value creation. The Company performance goals are expressed as “threshold,” “target,” and “maximum” objectives for the executives and serve as a benchmark for assessing each executive’s performance for the fiscal year. “Threshold” is the minimum level of performance at which MIP awards begin. Achievement of the “target” goal is rewarded at 100% of the target bonus opportunity. Achievement at “maximum” results in 200% of target bonus opportunity. Performance between “threshold” and “target”, or “target” and “maximum” is interpolated. The Committee generally intends to set Company performance targets so that the difficulty of achieving the target is consistent from year to year, with a 30% to 50% probability that target performance will be achieved.

For fiscal year 2010, the Committee approved a maximum potential payout under the MIP for the Company performance component of two times the target award. The individual performance component allows a maximum bonus opportunity of 100% of target payout potential. Evaluation of performance against the individual objectives is based primarily on qualitative factors and therefore is subjective. For fiscal year 2010, target payouts for the named executive officers ranged from 45% to 75% of base salary with maximum payouts ranging from 81% to 135% of base salary. The Committee maintains sole discretion to award annual incentives under the MIP if the performance targets are achieved.

For fiscal year 2010, the Committee approved the following Company performance goals for the MIP:

(000’s)	Threshold	Target	Maximum	FY2010 Actual Results
EBIT (1)	200,400	229,400	254,400	262,182	(3)
Economic Profit (2)	(6,000)	9,400	29,400	31,009

(1)	EBIT is the Company’s consolidated earnings before interest and taxes after certain adjustments for the period.
(2)	Economic Profit is the consolidated earnings before interest and taxes after certain adjustments, minus a capital charge multiplied by average funds employed.
(3)

The Committee adjusted results by $19.45 million attributed to legacy FCPA settlement expenses which the Committee does not believe relate to fiscal year 2010 operating performance as intended under the MIP.

Each executive officer’s annual incentive bonus is also dependent upon the achievement of key performance objectives (“KPOs”) related to individual performance. Individual KPOs are established for each executive at the beginning of the year starting with the CEO’s, which are the main objectives for driving the business towards meeting its operating and/or strategic plans. Once the CEO’s KPOs are approved by the Independent Directors, they are cascaded throughout the organization. KPOs for the CEO’s direct reports are reviewed by the Committee. Although individual performance objectives are tailored to each executive’s role and responsibilities, they generally included measures related to leadership development and succession planning, capital budgeting and planning, debt reduction and improved operating efficiencies.

Despite continued challenges in the global macroeconomic environment and the tobacco industry in particular, the Company exceeded its EBIT and Economic Profit targets set by the Committee, by 14% and 230%, respectively. Based on these results, the combined payout for achievement of both financial metrics and individual performance objectives supports the pay-for–performance philosophy, and resulted in the payouts in the table below. The 2010 MIP award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented below:

Name	MIP Target Opportunity (%)	MIP Target Opportunity ($)	MIP Maximum Opportunity ($)	MIP Actual Award ($)

Robert E. Harrison	75%	$511,875	$921,375	$910,267

Robert A. Sheets	65%	$227,500	$409,500	$401,915

J. Pieter Sikkel	60%	$189,000	$340,200	$340,200

J. Henry Denny (1)	60%	$164,917	$296,850	$294,102

Henry C. Babb	45%	$139,500	$251,100	$249,937

Hilton Kappaun (2)	60%	$180,000	$324,000	$0

(1)	Mr. Denny was promoted to Executive Vice President – Global Operations on July 21, 2009. His annual incentive compensation payment was prorated to reflect a change in target opportunity.
(2)	Mr. Kappaun separated from the Company on July 20, 2009. He received no annual incentive compensation payment for fiscal year 2010.

Long-Term Incentives

Long-term incentives comprise a significant portion of an executive’s compensation. The purpose of long-term incentives is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation.

In August 2007, the shareholders approved the Alliance One International, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”). The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

For fiscal year 2010, Named Executive Officers and senior officers of the Company received performance-contingent share units exclusively.

The performance share unit awards are earned if certain company-wide performance criteria are met at the end of a two year performance period. The performance measure used for the fiscal year 2010 performance share unit awards is Earnings Per Share (EPS) for the fiscal year ending March 31, 2011. EPS for this purpose means fully diluted earnings per share from continuing operations, as reported in the Company’s audited financial statements. The performance levels are expressed as “threshold,” “target,” and “maximum” and the actual number of shares to be earned will be contingent upon EPS for the fiscal year ending March 31, 2011. If EPS as of March 31, 2011 is below the threshold level, no shares will be earned. To the extent the EPS exceeds the threshold performance, varying amount of shares of common stock up to the maximum will be earned. The Committee, in its discretion, may decrease the number of performance share unit awards earned in recognition of other performance factors that the Committee deems relevant.

The threshold EPS level for any awards to be earned for the performance period (April 1, 2010 to March 31, 2011) under the 2007 Incentive Plan is $1.10, the target is $1.20 and the maximum is $1.40. The performance criteria are designed to reflect the probability of success and level of difficulty for meeting the goal. Threshold was set as the minimum level of performance above which shares will be earned or vest and represents a level of performance that is likely to be achieved. Target was set based on a level of performance that is more aggressive with an average chance of achievement and Maximum was set based on exceptional performance above targeted goals with a high degree of difficulty to achieve. There is a risk that no shares will be earned or vest at all or will be earned or vest at less than 100% of the target amount. These performance criteria were set by the Committee in June 2009 to encourage performance by executive officers and to achieve the Compensation Committee’s compensation objectives. Accordingly, these performance criteria were not intended to be, and should not be viewed as, a forecast by Alliance One, either at the time the criteria were established or currently, of its anticipated financial performance for the year ending March 31, 2011.

The Committee typically awards long-term incentives in amounts it believes appropriate to attain an overall mix of target compensation for a particular executive that is in line with competitive market data, with the value of such long-term incentives being initially targeted at the median of the competitive market value for executives in its peer group companies. For fiscal year 2010, the number of shares granted at target was calculated by dividing the target value of long-term incentives by the 50-day average of the closing price of AOI stock as of the date of grant ($4.31). Due to individual award grant level limits of 150,000 shares as stipulated by the 2007 Incentive Plan, awards provided to Messrs. Harrison and Sheets in June 2009 only represented a partial grant. Upon shareholder approval of increased grant level limits of 600,000, at the August 2009 annual meeting of shareholders, Messrs. Harrison and Sheets received additional grants to bring them to their targeted award levels.

The table below shows the performance-contingent awards granted to the Named Executive Officers in fiscal year 2010, along with the targeted value and actual value granted, shown as a percent of base salary:

FY2010 Long-Term Incentive Awards

Name	Target LTI shown % of Base Salary	Actual % of Base Salary received at Target	Equity Vehicle	Performance Period	Estimated Future Payouts Under the Performance - Contingent Awards Granted 6/18/2009 (1)
	(%)	(%)			Threshold (#)	Target (#)	Maximum (#)

Robert E. Harrison (2)	175%	175%	Performance Share Units	4/1/2010 - 3/31/2011	69,275	277,100	415,650

Robert A. Sheets (3)	125%	125%	Performance Share Units	4/1/2010 - 3/31/2011	25,425	101,700	152,550

J. Pieter Sikkel	100%	100%	Performance Share Units	4/1/2010 - 3/31/2011	18,275	73,100	109,650

J. Henry Denny(4)	100%	87%	Performance Share Units	4/1/2010 - 3/31/2011	14,500	58,000	87,000

Henry C. Babb	90%	90%	Performance Share Units	4/1/2010 - 3/31/2011	13,325	53,300	79,950

Hilton Kappaun (5)	100%	100%	Performance Share Units	4/1/2010 - 3/31/2011	0	0	0

(1)	The actual number of shares that will be earned at the end of the performance period, if any, cannot be determined because the shares earned will be based upon our future performance.
(2)	Mr. Harrison was awarded 100,000 shares on 6/18/2009 and an additional 177,100 shares on August 6, 2009 to achieve his targeted LTI value.

(3)	Mr. Sheets was awarded 100,000 shares on 6/18/2009 and an additional 1,700 shares on August 6, 2009 to achieve his targeted LTI value.
(4)

Mr. Denny was promoted to Executive Vice President - Global Operations on July 21, 2009. He was awarded 42,700 shares on 6/18/2009 and an additional 15,300 shares on July 21, 2009, related to his promotion.

(5)	Mr. Kappaun separated from the Company on July 20, 2009; all unvested shares were forfeited at termination.

Once the Performance Share Unit awards have been earned, 100% of the shares earned/vested, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) one year from the completion of the performance period. This holding period is intended to foster long-term share ownership.

In addition to the holding periods, executive officers are subject to minimum stock ownership guidelines. The guidelines call for the Chief Executive Officer to own at least 250,000 shares, Executive Vice Presidents to own at least 100,000 shares, and Senior Vice Presidents to own at least 50,000 shares within five years of their appointment as an executive officer. The two Named Executive Officers who have served as executive officers for more than five years have met their guidelines, while the remaining three Named Executive Officers who have been executive officers for less than five years are each making progress towards reaching the threshold established by the guidelines as illustrated in the table below:

Name	Ownership Guidelines	# Shares Owned as of 3/31/2010 (1)

Robert E. Harrison	250,000	266,330

Robert A. Sheets	100,000	34,973

J. Pieter Sikkel	100,000	20,910

J. Henry Denny	100,000	12,346

Henry C. Babb	50,000	55,975

(1)	Ownership guidelines do not reflect the fiscal year 2009 Performance-contingent awards that vested after the fiscal year end.

Following approval by the Company’s Board of Directors during their June 2010 meeting, the performance-contingent share units awarded in July 2008 vested. These awards were granted under the 2007 Incentive Plan with a threshold performance of $0.75 EPS, a target performance of $0.90 EPS, and a maximum performance of $1.10 EPS. The Company’s EPS for the period was $0.78 per share (which reflected the legacy FCPA settlement costs recorded in fiscal year 2010 and the costs associated with the July 2009 refinancing of the Company’s debt). Under the terms of the 2007 Incentive Plan, the performance levels could not be adjusted to eliminate these non-operating impacts on EPS. Based on the Company’s EPS, the payments under the fiscal year 2009 award were as follows:

FY2009 Performance-Contingent Share Vesting

Name	Grant Date	Shares Granted at Maximum	Shares Earned (1)	Percent of Maximum	Percent of Target
		# Shares	Shares #	%	%

Robert E. Harrison(2)	7/31/2008	150,000	40,000	27%	40%
	7/31/2008	150,000	40,000	27%	40%

Robert A. Sheets	7/31/2008	114,900	30,640	27%	40%

J. Pieter Sikkel	7/31/2008	88,800	23,680	27%	40%

J. Henry Denny	7/31/2008	52,050	13,880	27%	40%

Henry C. Babb	7/31/2008	79,950	21,320	27%	40%

Hilton Kappaun(3)	7/31/2008	88,800	0	0%	0%

(1)

According to the plan rules, $0.78 EPS triggered award vesting of 40% of targeted awards granted on July 31, 2008; the remaining shares were cancelled. As with the awards made under the 2007 Incentive Plan in fiscal year 2010, all shares acquired, net of taxes, must be held for one year from the performance period end date.

(2)	Due to grant restrictions under the 2007 Incentive Plan, Mr. Harrison’s annual award was delivered 50% in Performance Share Units and 50% in Performance Based Restricted Share Units.
(3)	Mr. Kappaun separated from the Company on July 20, 2009; unvested performance shares were forfeited at termination.

Clawback in the Event of Prohibited Activity

The Company’s long-term incentive award grant agreements include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Chief Executive Officer and Executive Officers

As part of its total compensation package, Alliance One provides Named Executive Officers with the same benefit package available to all salaried employees. The benefits package includes a cash balance pension plan and a qualified 401(k) plan. Executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited under Internal Revenue Code and ERISA requirements. In fiscal year 2008, as a part of its review of the Company’s non-qualified pension plans, the Committee engaged Mercer’s Retirement Planning Group to undertake a market study of these plans. The Mercer study determined that the existing plans were above market and therefore to align these plans with the Company’s compensation philosophy, the Committee froze these existing defined benefit nonqualified restoration plans (the AOI Supplemental Executive Retirement Plan and the Pension Equity Plan) and replaced these enhanced pension benefit plans with a nonqualified defined contribution pension plan (SRAP) resulting in generally lower but consistent benefit levels that the Company believes are market competitive and cost effective.

Alliance One provides other limited perquisites which are generally provided through the Company’s relocation and mobility policies. These policies are intended to facilitate the movement of company personnel around the globe to meet critical staffing needs and may allow for gross-up adjustments on certain compensation and benefits provided under the policies. The Committee believes market-based relocation and international mobility policies are important for an international company with a presence in over 30 countries and employees that are frequently asked to move to other locations.

Employment Agreements

The Company currently has employment agreements with two of the Named Executives Officers– Messrs. Harrison and Babb. These contracts generally address the individual’s role and responsibilities as well as their rights to compensation and benefits. These contracts also contain termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. These contracts were provided prior to, or in connection with, the Merger, and are described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control - Employment Agreements.”

Severance Agreements and Change in Control (“CIC”) Policy

Effective November 4, 2008, the Company terminated all outstanding change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreements with Messrs. Harrison and Babb. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but reserves the right to do so should a change in facts and circumstances warrant a change in policy need arise.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Alliance One and the Committee intend to administer the compensation plans in a manner that maintains an appropriate cost structure and is aligned with shareholder interests.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the compensation program for executive officers based on various performance criteria as described above, certain aspects of the program do not comply with the requirements for deductibility under Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee believes that the achievement of Alliance One’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Norman A. Scher, Chairman

Nigel G. Howard

Joseph L. Lanier, Jr.

Executive Compensation Tables

The following tables reflect the compensation for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers who were serving as such at March 31, 2010. Collectively, the above individuals are the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Robert E. Harrison, President and Chief Executive Officer	2010	$682,500	$1,100,751	n/a	$910,267	$1,081,343	$5,063	$3,779,924
	2009	$650,000	$894,000	n/a	$890,609	$0	$8,702	$2,443,312
	2008	$603,000	$241,604	$766,632	$0	$22,045	$4,890	$1,638,171

Robert A. Sheets , Executive Vice President and Chief Financial Officer	2010	$350,000	$432,477	n/a	$401,915	$44,140	$5,100	$1,233,632
	2009	$310,000	$342,402	n/a	$370,709	$0	$51,667	$1,074,778

J. Pieter Sikkel, Executive Vice President - Business Strategy and Relationship Management	2010	$315,000	$311,406	n/a	$340,200	$11,141	$301,131	$1,278,878
	2009	$300,000	$264,624	n/a	$332,955	$3,021	$324,710	$1,225,310
	2008	$275,000	$62,832	$199,920	$0	$6,436	$139,231	$683,419

J. Henry Denny,(6) Executive Vice President - Global Operations	2010	$283,570	$244,938	n/a	$294,102	n/a	$5,225	$827,835

Henry C. Babb, Senior Vice President - Chief Legal Officer and Secretary	2010	$310,000	$276,048	n/a	$249,937	$42,702	$4,950	$883,637
	2009	$300,000	$238,251	n/a	$247,016	$26,945	$9,760	$821,972
	2008	$290,000	$42,636	$134,640	$0	$33,079	$4,529	$504,884

Hilton Kappaun,(7) Executive Vice President - Global Operations	2010	$148,431	$311,406	n/a	$0	$0	$538,952	$998,789
	2009	$359,686	$264,624	n/a	$325,549	$5,885	$197,834	$1,153,578
	2008	$414,610	$62,832	$199,920	$0	$3,054	$203,577	$883,993

(1)

Reflects the grant date fair value of awards made in the fiscal year determined in accordance with ASC Topic 718. Previously the company reported the FAS 123(R) expense for the year in which stock awards and option awards were outstanding, regardless of the year in which those awards were made. Values above indicate the grant date fair value for “target” levels under the performance share plan. At “maximum” levels, grant date fair values for fiscal year 2010 are $1,651,127, $648,716, $467,109, $367,407, $414,072, and $467,109 for Messrs. Harrison, Sheets, Sikkel, Denny, Babb, and Kappaun, respectively. For a discussion of the assumption’s used in the valuation of these awards, see Note K of Noted to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. However, for the purpose of this table, the grant date fair value excludes the effect of estimated forfeitures.

(2)

Reflects the grant date fair value of awards made in the fiscal year determined in accordance with ASC Topic 718. Previously the company reported the FAS 123(R) expense for the year in which stock awards and option awards were outstanding, regardless of the year in which those awards were made. For a discussion of the assumption’s used in the valuation of the awards made in fiscal year 2010, see Note K of Noted to Consolidated Financial Statements included in Alliance One’s Form 10-K for the fiscal year ended March 31, 2010.

(3)

Includes the payment of performance-based annual cash incentive awards to the Named Executive Officer pursuant to the Management Incentive Plan (MIP) for services performed during fiscal years 2010, 2009 and 2008.

(4)

Reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits in fiscal years 2010, 2009 and 2008. See the “Pension Benefits Table” for additional information. The aggregate change for Messrs. Harrison, Sheets, Sikkel and Babb in fiscal year 2010 was an increase from fiscal year 2009 was due to updating underlying actuarial assumptions. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2010, 2009 or 2008.

(5)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2010:

Name	401(k) Company Match(a)	Relocation Expenses (b)	International Transfer Related Expenses(c)	Tax Reimbursement Payments(d)	Severance Related Payments (e)	Total

Robert E. Harrison	$5,063	$0	$0	$0	$0	$5,063

Robert A. Sheets	$5,100	$0	$0	$0	$0	$5,100

J. Pieter Sikkel	$4,975	$0	$71,734	$224,422	$0	$301,131

J. Henry Denny	$5,225	$0	$0	$0	$0	$5,225

Henry C. Babb	$4,950	$0	$0	$0	$0	$4,950

Hilton Kappaun	$0	$38,368	$12,107	$73,333	$415,144	$538,952

(a)	Company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)

Reflects relocation allowance paid to Mr. Kappaun per the Alliance One International, Inc. relocation policy in connection with his separation from the company and subsequent repatriation to Brazil from the United States.

(c)	Reflects expenses related to the international transfer of Messrs. Sikkel and Kappaun due to their promotions in 2008 and subsequent relocations to the United States.

Per the Company’s international mobility policy, Mr. Sikkel received $21,600 for housing and utilities, $34,515 for reimbursement of education fees for his children, and $15,619 for tax guidance and preparation.

Per the Company’s international mobility policy, Mr. Kappaun received $6,561 for housing and utilities and $5,546 for tax guidance and preparation.

(d)

Reflects tax gross up on compensation provided to or taxes paid directly on behalf of Messrs. Sikkel and Kappaun per the Company’s tax equalization policy and tax gross up on their housing and utilities allowance, as provided in the Company’s international mobility policies, relating to the international transfer of Messrs. Sikkel and Kappaun.

(e)	Reflects severance-related payments provided to Mr. Kappaun upon his separation from the company on July 20, 2009.
(6)	Mr. Denny was promoted to Executive Vice President – Global Operations on July 21, 2009.
(7)	Mr. Kappaun separated from the company on July 20, 2009.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2010.

Grants of Plan Based Awards for FY2010

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert E. Harrison	6/18/2009				25,000	100,000	150,000
	8/6/2009				44,275	177,100	265,650
	4/1/2009	$0	$511,875	$921,400

Robert A. Sheets	6/18/2009				25,000	100,000	150,000
	8/6/2009				425	1,700	2,550
	4/1/2009	$0	$227,500	$409,500

J. Pieter Sikkel	6/18/2009				18,275	73,100	109,650
	4/1/2009	$0	$189,000	$340,200

J. Henry Denny	6/18/2009				10,675	42,700	64,050
	7/21/2009				3,825	15,300	22,950
	4/1/2009	$0	$164,917	$306,300

Henry C. Babb	6/18/2009				16,200	64,800	97,200
	4/1/2009	$0	$139,500	$296,900

Hilton Kappaun (3)	6/18/2009				0	0	0
	4/1/2009	$0	$180,000	$0

(1)

The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the MIP targets and goals approved by the Executive Compensation Committee. With respect to each corporate goal, a threshold, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal (generally 0%, 100%, and 200%). With respect to individual performance, payment levels can only be achieved up to target performance and are subject to certain minimum requirements. See the section entitled “Compensation Discussion and Analysis” for additional information.

(2)

This column represents the performance shares granted to each Named Executive Officer. The amounts in the threshold, target and maximum columns represent the potential number of shares that may be earned or that may vest if certain company-wide performance criteria are met at the end of the performance period. The closing price of Alliance One International, Inc. common stock on June 18, 2009 was $4.26 per share. Messrs Harrison and Sheet received additional performance shares on August 6, 2009, in order to fulfill their annual award targets. Mr. Denny received an additional performance share grant on July 21, 2009. See the section entitled “Compensation Discussion and Analysis” for additional information.

(3)	Mr. Kappaun separated from the Company on July 20, 2009. All non-equity incentive awards lapsed and all outstanding equity incentive awards were cancelled.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted stock awards held by the Named Executive Officers at March 31, 2010:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (1)($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1)($)

Robert E. Harrison	36,000	0		$5.8300	8/14/2011
	36,000	0		$6.3000	8/13/2012
	36,000	0		$5.8000	6/11/2013
	70,000	0		$3.9600	8/30/2015
	52,499	17,501	(2)	$3.9400	8/17/2016
	93,949	93,951	(3)	$7.4800	8/16/2017
						32,300	$164,407	(4)
									25,000	$127,250	(5)
									44,275	$225,360	(6)

Robert A. Sheets									25,000	$127,250	(5)
									425	$2,163	(6)

J. Pieter Sikkel	1,500	0		$5.8000	6/11/2013
	11,250	0		$3.9600	8/30/2015
	11,250	3,750	(2)	$3.9400	8/17/2016
	24,500	24,500	(3)	$7.4800	8/16/2017
						8,400	$42,756	(4)
									18,275	$93,020	(5)

J. Henry Denny	10,000	0		$2.8125	8/24/2010
	15,000	0		$7.4400	8/23/2011
	17,500	0		$6.2500	8/26/2012
	17,500	0		$6.9500	8/26/2013
	10,000	0		$6.4500	11/10/2014
	2,500	0		$3.9600	8/30/2015
	11,250	3,750	(2)	$3.9400	8/17/2016
	14,000	14,000	(3)	$7.4800	8/16/2017
						4,800	$24,432	(4)
									10,675	$54,336	(5)
									3,825	$19,469	(6)

Henry C. Babb	9,000	0		$5.8300	8/14/2011
	9,000	0		$6.3000	8/13/2012
	9,000	0		$5.8000	6/11/2013
	15,000	0		$3.9600	8/30/2015
	11,250	3,750	(2)	$3.9400	8/17/2016
	16,500	16,500	(3)	$7.4800	8/16/2017
						5,700	$29,013	(4)
									16,200	$82,458	(5)

(1)	The market value of stock awards is based on the closing price of Alliance One common stock on March 31, 2010, which was $5.09 per share.
(2)	Awards granted on August 17, 2006. Twenty-five percent of the grant vests on each of the first, second, third and fourth anniversaries of the grant date.
(3)	Awards granted on August 16, 2007. Twenty-five percent of the grant vests on each of the first, second, third and fourth anniversaries of the grant date.
(4)

Restricted stock awards granted on August 16, 2007. Awards vest on August 16, 2010. Upon vesting, 100% of the awards, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.

(5)

Performance share unit awards granted on June 18, 2009. The number of shares to be earned under the award will be determined at March 31, 2011, the completion of the performance period. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that threshold performance level has been achieved. For additional information see the “Grants of Plan-Based Awards Table.”

(6)

Performance share unit awards granted outside the annual cycle. For Mr. Denny, awards were granted on July 21, 2009, coinciding with his promotion. For Messrs. Harrison and Sheets awards were granted on August 6, 2009. The number of shares to be earned under the award will be determined at March 31, 2011, the completion of the performance period. For additional information see the “Grants of Plan-Based Awards Table.”

Option Exercises and Stock Vested Table

The following table provides information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares for fiscal year 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($) (3)

Robert E. Harrison	0	$0	70,000	$258,300

Robert A. Sheets	0	$0	0	$0

J. Pieter Sikkel	0	$0	7,500	$27,675

J. Henry Denny	0	$0	7,500	$27,675

Henry C. Babb	0	$0	7,500	$27,675

Hilton Kappaun	0	$0	7,500	$27,675

(1)	Share vesting and dollar value reflect amounts on a pre-tax basis. The plans under which the shares were granted permit the withholding of shares upon vesting to pay applicable income taxes.
(2)

Pursuant to the grant agreements, the shares vesting under these restricted stock awards, net of any shares withheld in payment of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.

(3)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2010.

Nonqualified Deferred Compensation (1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($)

Robert E. Harrison	$0	$157,311	$7,775	$340,998

Robert A. Sheets	$0	$72,071	$1,370	$104,441

J. Pieter Sikkel	$0	$64,796	$3,049	$136,826

J. Henry Denny	$0	$47,448	$2,164	$98,566

Henry C. Babb	$0	$48,222	$2,517	$107,692

Hilton Kappuan (2)	$0	$0	$2,571	$0

(1)

The only non-qualified deferred compensation plan the Company provides to the Named Executive Officers is the Alliance One International, Inc. Supplemental Retirement Account Plan (AOI SRAP), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company credits and interest credits are added to the account. The company credit is equal to a specified percentage of base salary and incentive bonus paid to the participant during the fiscal year. For fiscal year 2010, the company credit for Messrs. Harrison, Sheets, Sikkel was 10%. Mr. Babb’s benefit accrued at a rate of 7.5%. Mr. Denny received a company credit of 7.5% until his promotion on July 21, 2009 at which time, his company credit increased to 10%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2010, the interest crediting rate was 4.42%.

Each participant becomes vested in his AOI SRAP benefit after five years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

(2)

Mr. Kappaun separated from the Company on July 20, 2009. He received no company contribution in fiscal year 2010 and was provided a lump sum payment equal to his balance of $72,365 seven months following separation.

(3)	None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal year 2010.

Pension Benefits Table

The following defined terms are used in the disclosure regarding pension benefits in this section:

“AOI Pension Plan” refers to the Alliance One International, Inc. Pension Plan

“AOI PEP” refers to the Alliance One International, Inc. Pension Equity Plan

“AOI SERP” refers to the Alliance One International, Inc. Supplemental Executive Retirement Plan

“SCC SERP” refers to the Standard Commercial Corporation Supplemental Retirement Plan

The following presents information as of March 31, 2010 concerning each of the Company’s defined benefit plans that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement. No pension benefits were paid to any of the Named Executive Officers during the last fiscal year.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)

Robert E. Harrison	AOI Pension Plan (2)	14.75	$209,759
	AOI SERP (3)	11.75	$2,607,149
	SCC SERP (4)	10.50	$345,607

			$3,162,515

Robert A. Sheets (6)	AOI Pension Plan (2)	11.75	$160,131
	SCC SERP (4)	9.75	$29,543

			$189,674

J. Pieter Sikkel	AOI Pension Plan (2)	2.83	$20,598

			$20,598

J. Henry Denny	AOI Pension Plan (2)	36.83	$343,382
	AOI SERP(3)	33.83	$259,610
	AOI PEP(5)	33.83	$1,011,587

			$1,614,579

Henry C. Babb	AOI Pension Plan (2)	12.25	$362,293
	SCC SERP (4)	8.08	$92,523

			$454,816

Hilton Kappaun (7)	AOI Pension Plan (2)	18.58	$0
	AOI SERP(3)	16.58	$0

			$0

(1)

Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note M of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, except as described in the footnotes below.

(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).
(3)

The AOI SERP was frozen as of March 31, 2007. Present values for the net AOI SERP benefits have been determined by assuming a retirement age of 65 (the normal retirement age specified in the AOI SERP). The accumulated AOI SERP benefit as of March 31, 2010 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan, the SCC SERP, and foreign pension plans), determined as of March 31, 2010.

(4)	The SCC SERP was frozen as of December 31, 2005. The present value calculations are based on the frozen benefit, assuming a retirement age of 65.
(5)

The AOI PEP was frozen as of March 31, 2007. The present value for the net AOI PEP benefit has been determined by assuming a retirement age of 60. The accumulated AOI PEP benefit as of March 31, 2010 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan) determined as of March 31, 2010.

(6)

Prior to terminating employment with the Company July 1, 2005, Mr. Sheets was a vested participant in the Standard Commercial Corporation Pension Plan (the “SCC Plan”). The AOI Pension Plan provides that a terminated vested participant in the SCC Plan who resumes employment after the SCC Plan was merged into the AOI Pension Plan will receive vesting, eligibility and benefit accrual credit for years of service while in the SCC Plan. As such, Mr. Sheets’ credited service in the AOI Pension Plan includes his years of service in the SCC Plan.

(7)	Mr. Kappaun separated from the Company on July 20, 2009 and took a lump sum payment of his US pension plan benefits. He was not due any pension benefits therefore, his balance is $0.

Plan Summaries/Provisions

Alliance One International, Inc. Pension Plan

The Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”) is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. As of the last day of each calendar year, the participant’s notional account balance is credited with a notional retirement credit equal to a percentage of eligible compensation for the year. The percentage is based on the participant’s age and years of total service with AOI or one of its subsidiaries, as follows:

Age plus Service	Retirement Credit
Under 40	3.5%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

As of March 31, 2010, combined age and credited service for Messrs. Harrison, Sheets, Sikkel, Denny and Babb equaled 70, 67, 72, 96 and 78 respectively.

Eligible compensation generally includes all taxable earnings paid in cash plus the participant’s pre-tax 401(k) and cafeteria plan contributions for the year. However, eligible compensation does not include commissions and extra pay for foreign service. In addition, compensation in excess of the applicable IRS limit ($245,000 for calendar year 2010) is ignored.

The participant’s notional account balance is also credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%. The interest crediting rate for calendar year 2010 is 1.31%.

As of March 31, 2010, the Alliance One Pension Plan covered all full-time, salaried employees of Alliance One and its subsidiaries who have completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after five years of service, or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The Alliance One Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the Alliance One Pension Plan. These provisions will not have a material affect on benefit payments for any of the Named Executive Officers.

Alliance One International, Inc. Pension Equity Plan

The Alliance One International, Inc. Pension Equity Plan (the “AOI PEP”) was amended and restated on March 30, 2007. The AOI PEP is an unfunded, nonqualified pension plan for selected current and former management employees. The AOI PEP provides an annual retirement allowance equal to 1.1% of the employee’s credited service multiplied by the employee’s final average compensation. Benefits payable to an employee under the AOI PEP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans.

Under the AOI PEP, final average compensation is defined as the highest average of five consecutive fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the Merger, or severance benefits. Under the AOI PEP, final average compensation was frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

Credited service is the employee’s total period of service with the Company plus future service the employee would earn if he remained employed with the Company until age 65.

An employee will vest in his full AOI PEP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the AOI PEP normal retirement date. The AOI PEP normal retirement date is the date the employee attains age 60 and the sum of his age and years of service equals at least 85. If the employee had the title of Senior Vice President or above with DIMON (or one of its predecessor companies) prior to July 1, 1995, the employee’s AOI PEP normal retirement date is the date the employee attains age 55 and the sum of his age and years of service equals at least 85. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the AOI PEP.

An unmarried employee will receive his vested AOI PEP retirement allowance in the form of a life annuity with monthly payments starting on his AOI PEP normal retirement date (or actual retirement date, if later). If the employee is married, he will begin receiving his vested AOI PEP retirement allowance at the same time as an unmarried plan participant, but in the form of an actuarially equivalent joint and 50% survivor annuity with the spouse as the contingent annuitant. Any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If a married employee dies before retirement but after satisfying the AOI PEP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a death benefit equal to the survivor benefit the spouse would have received if the employee had survived and started receiving benefits under a joint and 50% survivor annuity.

As of March 31, 2010, Mr. Denny was a participant in the AOI PEP. Messrs. Harrison, Sheets, Sikkel and Babb are not participants in the AOI PEP.

Alliance One International, Inc. Supplemental Executive Retirement Plan

The Alliance One International, Inc. Supplemental Executive Retirement Plan (the “AOI SERP”) was amended and restated on March 30, 2007. The SERP is an unfunded, nonqualified pension plan for selected current and former management employees. The SERP provides an annual retirement benefit equal to 50 percent of the employee’s final average compensation. Benefits payable to an employee under the SERP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans, social security-type programs of foreign countries, and profit-sharing accounts originally funded by a Company predecessor. SERP benefits are also offset by supplemental retirement benefits payable under the terms of an employment agreement, unless the terms of an employment agreement provide otherwise.

Under the SERP, final average compensation is defined as the average of the three highest fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the merger of Standard Commercial Corporation and DIMON Incorporated, or severance benefits. Under the SERP, the employee’s final average compensation is frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

An employee will vest in his full SERP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the date the employee has attained age 60 and the sum of his age and years of service equal at least 80. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the SERP. Prior to a change in control, an employee’s benefits are also subject to forfeiture if the employee violates the SERP’s non-compete provisions.

The vested SERP benefit is payable in the form of an annuity for the life of the retired employee, with monthly payments commencing at age 65 (or actual retirement if later). However, any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If the retired employee is married when SERP benefit payments begin and his spouse survives him, his surviving spouse will receive monthly payments for her life in an amount equal to 50 percent of the monthly payments the retired employee was receiving. If a married employee dies before retirement but after satisfying the SERP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a pre-retirement death benefit equivalent in value to the 50 percent survivor benefit the spouse would have received if the employee had survived to age 65.

As of March 31, 2010, Messrs. Harrison and Denny were participants in the AOI SERP. Messrs. Sheets, Sikkel and Babb are not participants in the AOI SERP.

Standard Commercial Corporation Supplemental Retirement Plan

The Standard Commercial Corporation Supplemental Retirement Plan (the “SCC SERP”) provided benefits that would otherwise have been provided under Standard Commercial Corporation’s tax-qualified pension plan but for Internal Revenue Code limitations on amounts which could be paid out of a tax-qualified plan. Benefits under the SCC SERP were frozen as of December 31, 2005.

As of March 31, 2010, Messrs. Harrison, Sheets and Babb were participants in the SCC SERP. Messrs. Sikkel and Denny are not participants in the SCC SERP.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers who were employed on March 31, 2010 would be entitled to receive on account of their termination of employment, assuming that their employment had been terminated on that date under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements, nonvested equity awards, the AOI SERP and the SCC SERP. Except as specifically noted, the table does not include the value of benefits payable under the Alliance One International, Inc. Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers exercise of equity awards that were vested as of March 31, 2010.

		Termination Scenario
Name	Benefit	Voluntary Termination without Good Reason	Disabilty	Death	Termination following Change-in- Control (1)	Involuntary Termination with Cause	Involuntary Termination without Cause (2)

Robert E. Harrison (8)	Severance or Salary Continuation Payments (3)	n/a	n/a	n/a	$3,583,125	n/a	$2,388,750
	Stock Options (4)	n/a	$20,126	$20,126	$20,126	n/a	$20,126
	Restricted Stock (4)	n/a	$164,407	$164,407	$164,407	n/a	$164,407
	Performance Share Units & Performance-Based Restricted Stock Units(5)	n/a	$705,220	$705,220	$705,220	n/a	$705,220
	AOI SERP (6)	n/a	n/a	$1,358,005	$2,626,968	n/a	$2,626,968
	SCC SERP (6)	$345,607	$345,607	$371,833	$345,607	$345,607	$345,607
	Welfare Benefits (7)	n/a	n/a	n/a	$54,529	n/a	$54,529

		$345,607	$1,235,360	$2,619,591	$7,499,982	$345,607	$6,305,607

Robert A. Sheets	Severance or Salary Continuation Payments (3)	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock (4)	n/a	$0	$0	$0	n/a	$0
	Performance Share Units (5)	n/a	$258,827	$258,827	$258,827	n/a	$258,827
	SCC SERP (6)	$29,543	$29,543	$33,208	$29,543	$29,543	$29,543
	Welfare Benefits (7)	n/a	n/a	n/a	n/a	n/a	n/a

		$29,543	$288,370	$292,035	$288,370	$29,543	$288,370

J. Pieter Sikkel	Severance or Salary Continuation Payments (3)	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	$4,313	$4,313	$4,313	n/a	$4,313
	Restricted Stock (4)	n/a	$42,756	$42,756	$42,756	n/a	$42,756
	Performance Share Units (5)	n/a	$186,040	$186,040	$186,040	n/a	$186,040
	Welfare Benefits (7)	n/a	n/a	n/a	n/a	n/a	n/a

		$0	$233,109	$233,109	$233,109	$0	$233,109

J. Henry Denny	Severance or Salary Continuation Payments (3)	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	$4,313	$4,313	$4,313	n/a	$4,313
	Restricted Stock (4)	n/a	$24,432	$24,432	$24,432	n/a	$24,432
	Performance Share Units (5)	n/a	$147,610	$147,610	$147,610	n/a	$147,610
	AOI PEP (6)	n/a	n/a	$529,635	$1,032,761	n/a	$1,032,761
	AOI SERP (6)	n/a	n/a	$137,414	$265,818	n/a	$265,818
	Welfare Benefits (7)	n/a	n/a	n/a	n/a	n/a	n/a

		$0	$176,355	$843,404	$1,474,934	$0	$1,474,934

Henry C. Babb	Severance or Salary Continuation Payments (3)	n/a	n/a	n/a	$620,000	n/a	$620,000
	Stock Options (4)	n/a	$4,313	$4,313	$4,313	n/a	$4,313
	Restricted Stock (4)	n/a	$29,013	$29,013	$29,013	n/a	$29,013
	Performance Share Units (5)	n/a	$164,916	$164,916	$164,916	n/a	$164,916
	SCC SERP (6)	$92,523	$92,523	$54,188	$92,523	$92,523	$92,523
	Welfare Benefits (7)	n/a	n/a	n/a	$13,608	n/a	$13,608

		$92,523	$290,765	$252,430	$924,373	$92,523	$924,373

(1)

Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by Alliance One without cause.

(2)	Amounts reflect benefits payable in the absence of a change in control.
(3)	The single sum severance benefits shown for Mr. Harrison is based on multiples of his base salary in effect on March 31, 2010, and his target annual bonus for fiscal year 2010.

The single sum severance benefits shown for Mr. Babb is based on multiples of his base salary in effect on March 31, 2010.

(4)

Stock option and restricted stock values are estimated based on the closing price of Alliance One stock on March 31, 2010. Upon death or disability of the Named Executive Officer, all stock option and restricted stock awards become immediately vested in accordance with the provisions of the grant agreements. Note that upon a Named Executive Officer’s termination of employment (other than a for cause termination by Alliance One), after satisfying the eligibility requirements for retirement under the Alliance One Pension Plan, all shares of restricted stock become immediately vested.

(5)

In accordance with the grant agreements, the number of performance share units and performance-based restricted stock units that will be earned or that will vest if the Named Executive Officer’s termination of employment is on account of disability or death will be the shares that would be earned or vest at target prorated for the number of days of continuous employment during the performance period. The values in the table show the number at target estimated based on the closing price of Alliance One stock on March 31, 2010 prorated for one-half of the performance period.

If termination of employment is without cause, the number of shares that will be earned or that will vest will be the number of shares that are earned or that will vest based on the performance level achieved at the end of the performance period, prorated for the number of days of continuous employment during the performance period. The values shown use an estimate of 100% of the target shares that may be earned or may vest based on the closing price of Alliance One stock on March 31, 2010 prorated for one-half of the performance period. The actual number of shares that will be earned or that will vest at the end of the performance period, if any, cannot be determined at this time because the shares earned or that will vest will be based on our future performance.

If termination of employment is on account of a change in control before the last day of the performance period, the Committee shall determine whether and to what extent the number of shares will deem to be earned or vested. The values shown use an estimate of 100% of the target shares that may be earned or may vest based on the closing price of Alliance One stock on March 31, 2010 prorated for one-half performance period.

Amounts shown do not include performance share units or performance-based restricted stock units for which the performance period expired March 31, 2010 since any change in control or termination without cause would not alter any rights to receive shares under those awards, which remain subject to reduction at the discretion of the Committee prior to certification of performance.

Note that the grant agreements for performance share units and performance-based restricted stock units allow for the Committee, in its discretion, to decrease the number of shares that would otherwise be deemed earned or vested.

(6)

Values reflect the present value of the accumulated benefit obligation for the applicable Named Executive Officer. Present values were determined using the same assumptions as described in the “Pension Benefits Table.” Benefits under the AOI SERP and SCC SERP are payable only in the form of an annuity, as described in the narrative following the “Pension Benefits Table.”

(7)

Amounts shown for welfare benefits reflect the value of Alliance One’s obligation to provide post-termination coverage under Alliance One’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Messrs. Harrison’s and Babb’s employment agreements entitle them to special health care benefits, which entitle them to remain on the Company’s medical plan until they are eligible for Medicare. If not eligible for Medicare, they will be required to pay the then-applicable COBRA rate and the Company will pay them a special benefit payment equivalent to the COBRA rate less the active employee contribution rate applicable at that time. In addition, they will receive a payment equal to the amount necessary to pay the federal and state income taxes imposed as a result of receiving the special benefit payment. If eligible for Medicare, the Company will reimburse them for premiums they pay for a Medicare Supplement Policy and Medicare Part D to the extent the premiums are greater than the then-applicable active employee contribution rate.

Mr. Harrison’s employment agreement provides the special health care benefit for 30 months following involuntary termination without cause, and for 36 months following a change in control of the Company. The values shown are based on current COBRA rates, current active employee contribution rates and the current highest marginal federal and state taxes rates.

Mr. Babb’s employment agreement provides the special health care benefit for 24 months following termination. The value shown is based on an estimated value for Medicare Supplement and Medicare Part D premiums as Mr. Babb was eligible for Medicare on December 1, 2009.

(8)

Mr. Harrison’s employment agreement contains special rules that apply if retirement, severance and other benefits payable to Mr. Harrison are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code. If the total parachute payments would be less than 110% of the amount that would cause Mr. Harrison to incur an excise tax liability under Section 4999 of the Internal Revenue Code, his benefits are reduced to the maximum amount that can be paid without triggering such excise tax liability. If the total parachute payments exceed 110% of the amount that would cause Mr. Harrison to incur an excise tax liability under Section 4999, his benefits will not be reduced and Alliance One will be obligated to pay Mr. Harrison an additional amount so that the total benefits he receives after payment of Section 4999 excise taxes will be equal in value to the benefits he would have received if the excise tax had not been imposed.

Employment Agreements

In connection with the Merger, Alliance One entered into an employment agreement with Robert E. Harrison to serve as President and Chief Operating Officer of Alliance One, which agreement became effective as of the closing date of the merger. However, as announced on December 14, 2006, reflecting the successful completion of the merger integration process, the Board of Directors confirmed the appointment of Mr. Harrison as Chief Executive Officer as of January 1, 2007. Effective December 31, 2008, Mr. Harrison’s employment agreement was amended and restated to reflect certain requirements of Section 409A of the Internal Revenue Code.

As amended and restated, Mr. Harrison’s employment agreement has an initial term that expired on May 31, 2010, but is subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Harrison at least one year in advance. No such notice has been given or received by the Company. If Mr. Harrison’s employment is terminated by the Company without cause or if Mr. Harrison separates from employment with “good reason,” he will be entitled to receive a lump sum equal to twice (or, if such termination or separation occurs within 24 months after a change in control, three times) his annual base salary and target bonus amount (or, if higher, the average bonus for the two prior fiscal years), as well as accelerated vesting of equity, and continued participation in the Company’s medical plan for 30 months (36 months, if such termination or separation occurs within 24 months after a change in control) or payments, including a gross-up for taxes, to permit equivalent medical coverage for that period. The employment agreement requires the Company to “gross up” this payment for excise taxes that may be imposed to the extent that this termination payment is treated as an excess parachute payment under Section 280G of the Internal Revenue Code. If Mr. Harrison’s employment is terminated by the Company with cause or he separates from employment without good reason, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within six months prior to a separation of employment: a material breach of the agreement by the Company, a material diminution or material adverse change in the Mr. Harrison’s duties, functions, responsibilities or authority, a material reduction in salary or annual incentive opportunities or benefits, or the failure of the Company’s shareholders to reelect Mr. Harrison to the board of directors.

Mr. Harrison’s agreement also contains a world-wide non-competition provision for three years following termination of employment other than a termination by the Company without cause or by Mr. Harrison with good reason. In addition, he is subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors for a period of one year after any termination or separation of employment.

Mr. Babb also has an employment agreement with the Company that contains provisions relating to termination for cause, termination other than cause and changes-in-control of the Company. Effective December 31, 2008, Mr. Babb’s employment agreement was amended and restated to reflect certain requirements of Section 409A of the Internal Revenue Code and to revise the change-in-control provisions of his employment agreement, which had been superseded by a change-in-control agreement that terminated November 4, 2008, to include a double-trigger provision, as had been included in the terminated change-in-control agreement, to replace the single-trigger provision that had been in his employment agreement. If Mr. Babb’s employment is terminated by the Company without cause or if Mr. Babb separates from employment following a change in control of the Company in which he is not offered “acceptable employment,” the Company is required to continue to pay, for a period of two years, his salary at the then current rate in monthly installments and Mr. Babb is entitled to continue to participate in the Company’s medical plan for that two-year period or to receive payments, including a gross-up for taxes, to permit equivalent medical coverage for that period.

Fees to Compensation Consultants

For fiscal year 2010, the Committee’s consultant, Mercer, was paid total fees of $225,000 for compensation consulting and actuarial services to the Company. Of the total fees paid, $65,000 was for executive compensation consulting services provided to the Committee.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2010, is first being mailed to shareholders with this proxy statement on or around July 13, 2010.

By Order of the Board of Directors:

Henry C. Babb
Secretary

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Raleigh Marriott City Center

University Ballrooms B & C

500 Fayetteville Street

Raleigh, North Carolina

August 12, 2010

10:00 a.m

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25603

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided  i

¢ 20330000000000000000 9	081210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Elect three directors for a three-year term expiring in 2013;

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Robert E. Harrison ¡ B. Clyde Preslar ¡ Norman A. Scher

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Auditors for the Fiscal Year Ending March 31, 2011	☐	☐	☐
In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢	¢

☐                         ¢

PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 12, 2010

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Henry C. Babb and Robert A. Sheets or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 12, 2010, at the Raleigh Marriott City Center, University Ballrooms B & C, 500 Fayetteville Street, Raleigh, North Carolina, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side and FOR the ratification of the appointment of Deloitte & Touche LLP.

(Continued and to be signed on the reverse side.)

¢	14475 ¢